Dentons Canada LLP 77 King Street West, Suite 400 Toronto-Dominion Centre Toronto, ON, Canada M5K 0A1 dentons.com

April 10, 2024

Energy Fuels Inc.

225 Union Blvd., Suite 600

Lakewood, Colorado, 80228

Dear Sirs/Mesdames:

Re: Energy Fuels Inc. - Registration Statement on Form S-8

We have acted as Ontario counsel to Energy Fuels Inc. (the "Corporation") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Act"), relating to the potential issuance and sale by the Corporation, from time to time, of up to 5,524,203 common shares of the Corporation (the "Shares") issuable upon exercise or redemption of awards (the "Awards") granted or issued under the Energy Fuels Inc. 2024 Omnibus Equity Incentive Compensation Plan (the "Plan")

We have examined originals or copies, certified or otherwise to our satisfaction of such documents and considered such questions of law as we considered necessary as a basis for our opinion, including the Plan and resolutions of the board of directors of the Corporation approving the filing of the Registration Statement and the issuance of Shares upon the exercise or redemption of Awards. In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and (ii) the truthfulness of all facts set forth in the public records and in certificates of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Based on and subject to the foregoing assumptions and qualifications, we are of the opinion that upon issuance of Shares upon the valid exercise or redemption of Awards in accordance with the terms of the Plan, including, in each case, receipt by the Corporation of payment in full for the Shares in respect of which such Awards are exercised or redeemed, as the case may be, such Shares will be validly issued as fully paid and non-assessable Shares.

The foregoing opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein on the date of this opinion, and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

The opinion expressed in this letter is for the sole benefit of the Corporation in connection with the Registration Statement. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent.  Notwithstanding the foregoing, we hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ Dentons Canada LLP